Exhibit 3.1

The New York Times Company

By-Laws

As Amended by the

Board of Directors

October 21, 1968, February 26, 1969, March 24, 1971, March 29, 1972, March 28, 1973, May 30, 1973, November 28, 1973, March 27, 1974, March 31, 1976, April 26, 1977, January 30, 1978, October 25, 1978, April 3, 1979, July 23, 1979, March 20, 1980, May 15, 1980, March 19, 1981, March 18, 1982, February 17, 1983, April 28, 1983, February 16, 1984, July 18, 1985, February 20, 1986, April 30, 1986, October 16, 1986, February 19, 1987, February 18, 1988, March 16, 1989, February 15, 1990, February 21, 1991, February 20, 1992, February 18, 1993, October 21, 1993, December 16, 1993, February 17, 1994, February 16, 1995, March 20, 1997, October 16, 1997, February 19, 1998, May 21, 1998, April 27, 2000, December 18, 2001, August 6, 2007, and November 19, 2009

As Ratified by the

Class B Stockholders

April 22, 1969

and the Class A and Class B Stockholders

(Article XI only)

April 19, 1988

By-Laws

OF

THE NEW YORK TIMES COMPANY

As Amended by the

Board of Directors

October 21, 1968

February 26, 1969

March 24, 1971

March 29, 1972

March 28, 1973

May 30, 1973

November 28, 1973

March 27, 1974

March 31, 1976

April 26, 1977

January 30, 1978

October 25, 1978

April 3, 1979

July 23, 1979

March 20, 1980

May 15, 1980

March 19, 1981

March 18, 1982

February 17, 1983

April 28, 1983

February 16, 1984

July 18, 1985

February 20, 1986

April 30, 1986

October 16, 1986

February 19, 1987

February 18, 1988

March 16, 1989

February 15, 1990

February 21, 1991

February 20, 1992

February 18, 1993

October 21, 1993

December 16, 1993

February 17, 1994

February 16, 1995

March 20, 1997

October 16, 1997

February 19, 1998

May 21, 1998

April 27, 2000

December 18, 2001

August 6, 2007

November 19, 2009

As Ratified by the Class B Stockholders April 22, 1969 and the Class A and Class B Stockholders (Article XI only) April 19, 1988

TABLE TO CONTENTS

- i -

TABLE OF CONTENTS

(continued)

		Page

ARTICLE XI	INDEMNIFICATION	8

1.	Directors and Officers	8
2.	Nonexclusivity	8
3.	Continuity of Rights	9

ARTICLE XII	INTEREST OF DIRECTORS AND OFFICERS IN CONTRACTS WITH THE COMPANY	9

ARTICLE XIII	NOTICES	9

ARTICLE XIV	AMENDMENT	9

- ii -

THE NEW YORK TIMES COMPANY

By-Laws

ARTICLE I

STOCKHOLDERS

1. Annual Meeting. The Annual Meeting of Stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date, at such time and place either within or without the State of New York as may be specified by the Board of Directors.

2. Special Meetings. Special meetings of the stockholders, to be held at such place either within or without the State of New York and for the purpose or purposes as may be specified in the notices of such meetings, may be called by the Chairman of the Board or the President and shall be called by the President or the Secretary at the request of a majority of the Board of Directors or of stockholders owning 25 percent or more of the shares or stock of the Company issued and outstanding and entitled to vote on any action proposed by such stockholders for such meetings. Such request shall be in writing and shall state the purpose or purposes of the proposed meeting.

3. Notice of Meetings. Notice shall be given to the stockholders of the place, date and hour of every meeting of stockholders. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called and indicate that the notice is being issued at the direction of the person or persons calling the meeting. Notice of any meeting may be written or electronic, and shall be given not fewer than 10, nor more than 60, days before the date of the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be directed to a stockholder at his, her or its address as it appears on the stock book, unless the stockholder shall have filed with the Secretary a written request that notices intended for the stockholder be mailed to some other address, in which case it will be mailed to the address designated in such request. If transmitted electronically, such notice shall be directed to the stockholder’s electronic mail address as supplied by the stockholder to the Secretary or as otherwise directed pursuant to the stockholder’s authorization or instructions. If, at any meeting, action is proposed to be taken which would, if taken, entitle stockholders fulfilling the requirements of Section 623 of the New York Business Corporation Law to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect and shall be accompanied by a copy of such Section 623 or an outline of its material terms.

4. Quorum. The holders of record of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or by proxy, shall be requisite and shall constitute a quorum at each meeting of stockholders for the transaction of business, except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws; provided that, when any specified action is required to be voted upon by a class of stock voting as a class, the holders of a majority of the shares of such class shall be requisite and shall constitute a quorum for the transaction of such specified action. If, however, there shall be no quorum, the officer of the Company presiding as chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum.

5. List of Stockholders. A list of stockholders as of the record date, certified by the corporate officer responsible for its preparation or by the transfer agent, shall be produced at any meeting of stockholders upon the request of any stockholder of the Company pursuant to the provisions of applicable law, the Certificate of Incorporation or these By-laws.

6. Voting and Proxies. Each stockholder entitled to vote on any action proposed at a meeting of stockholders shall be entitled to one vote in person or by proxy for each share of voting stock held of record by him. Execution of a proxy may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent. Proxies may be executed by any reasonable means permitted by applicable law. No proxy shall be valid after the expiration of eleven months from the date of its execution, unless the person executing it shall have specified therein its duration.

The vote for directors shall be by ballot, and the election of each director shall be decided by a plurality vote. Except as otherwise provided by law, by the Certificate of Incorporation, by other certificate filed pursuant to law or by these By-laws, votes on any other matters coming before any meeting of stockholders shall be decided by the vote of the holders of a majority of the shares represented at such meeting, in person or by proxy, and entitled to vote on the specific matter. Except as required by law, by the Certificate of Incorporation, by other certificate filed pursuant to law or by these By-laws, the chairman presiding at any meeting of stockholders may rule on questions of order or procedure coming before the meeting or submit such questions to the vote of the meeting, which vote may at his direction be by ballot. The chairman shall submit any such questions to the vote of the meeting at the request of any stockholder entitled to vote present in person or by proxy at the meeting, which vote shall be by ballot.

7. Inspectors at Stockholders’ Meetings. Prior to the holding of each annual meeting or special meeting of the stockholders, one or more inspectors to serve thereat shall be appointed by the Board of Directors, or, if the Board of Directors shall not have made such appointment, by the person presiding over the meeting. If there shall be a failure to appoint an inspector or inspectors, or if, at any such meeting, any inspector or inspectors so appointed shall be absent or shall fail to act or the office shall become vacant the person presiding over the meeting may, and at the request of a stockholder present in person and entitled to vote at such meeting shall, appoint such inspector or inspectors, as the case may be, to act thereat. The inspector or inspectors so appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of inspectors at such meeting, with strict impartiality and according to the best of their ability, and the oath so taken shall be subscribed by them. Such inspector or inspectors shall take charge of the polls, and, after the voting on any question, shall make a certificate of the results of the vote taken.

8. Nominations and Proposal of Business for Stockholder Consideration. Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Company who is entitled to vote at the meeting on the nomination or other proposal, and who, in the case of a holder of Class A Common Stock, complied with the notice procedures set forth in Section 9 of this Article I. This Section 8 sets forth the exclusive means for a stockholder to propose a nomination of a person for election to the Board of Directors of the Company or to propose business to be considered by the stockholders at an annual meeting.

9. Advance Notice Procedures. For a nomination or other business to be properly brought before an annual meeting by a holder of Class A Common Stock pursuant to clause (iii) of Section 8 of this Article I, the stockholder intending to make such nomination or propose such business (the “Proponent”) must have given timely notice in writing to the Secretary of the Company in accordance with this Section 9. To be timely, a Proponent’s written notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting and not later than the 90th day prior to such anniversary date; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as provided above. For the purposes of this Section 9, “public announcement” shall mean disclosure in a press release reported by a national news service or any document publicly filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In the case of a nomination, the Proponent’s written notice must set forth: (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the class and number of shares of capital stock of the Company that are owned of record and beneficially by each such nominee, (iv) a statement whether each such nominee, if elected, intends, in accordance with the Company’s Corporate Governance Principles, to tender his or her resignation, upon request of the Board of Directors following such person’s failure to receive the vote for election or reelection specified in the Company’s Corporate Governance Principles at the next meeting at which such person would face election or reelection, (v) an undertaking by each nominee to complete and return to the Company any information questionnaire completed by other nominees, (vi) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that would otherwise be required to be disclosed, under the rules of the SEC, and (vii) as to the Proponent: (a) the name and address of the Proponent, and of any holder of record of the shares of capital stock of the Company beneficially owned by the Proponent, as they appear on the Company’s books, (b) the class and number of shares of capital stock of the Company that are owned by the Proponent (beneficially and of record) and owned by any holder of record of the shares of capital stock of the Company beneficially owned by the Proponent, as of the date of the Proponent’s notice, (c) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proponent and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any of its affiliates or associates, the effect or intent of which is to increase or decrease exposure to gain or loss, or increase or decrease the voting power of the Proponent or any of its affiliates or associates, with respect to shares of stock of the Company, (e) a representation that the Proponent is a holder of record or beneficial owner of shares of the Company entitled to vote at the meeting for the election of such Proponent’s nominee or nominees and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (f) a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of the Company’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination, and (g) an undertaking by the Proponent to notify the Company in writing of any change in any of the foregoing information, or confirm there has been no change, as applicable, as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly announced. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

In the case of a proposal other than a nomination, the Proponent’s written notice must set forth (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the Proponent, and of any holder of record of the shares of capital stock of the Company beneficially owned by the Proponent, as they appear on the Company’s books, (c) the class and number of shares of capital stock of the Company that are owned by the Proponent (beneficially and of record) and owned by any holder of record of the shares of capital stock of the Company beneficially owned by the Proponent, as of the date of the Proponent’s notice, (d) any material interest of the Proponent in such business, (e) a description of any agreement, arrangement or understanding with respect to such business between or among the Proponent and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (f) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interest, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any of its affiliates or associates, the effect or intent of which is to increase or decrease exposure to gain or loss, or increase or decrease the voting power of the Proponent or any of its affiliates or associates, with respect to shares of stock of the Company, (g) a representation that the Proponent is a holder of record or beneficial owner of shares of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business, (h) a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of the Company’s outstanding shares and/or otherwise to solicit proxies from stockholders in support of the proposal, and (i) an undertaking by the Proponent to notify the Company in writing of any change in any of the foregoing information, or confirm there has been no change, as applicable, as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly announced.

This Section 9 of Article I is intended as separate and distinct from the provisions of Rule 14a-8 under the Exchange Act and any other rule of the SEC from time to time in effect that sets forth the criteria for inclusion of a stockholder’s proposal or a stockholder’s nominee in an issuer’s proxy material. The provisions of this Section 9 shall apply to any nomination or other business to be made or proposed by a Proponent in person or by proxy at the annual meeting whether or not the Proponent also seeks to avail himself or herself of such rules of the SEC, and whether or not such Proponent intends to solicit proxies from stockholders in support of the nomination or proposal.

ARTICLE II

CLOSING TRANSFER BOOKS; SETTING RECORD DATE

1. Qualification of Voters, Record Date. The Board of Directors may fix a date, which shall not be more than 60 days, nor fewer than 10 days prior to the date of any meeting of the stockholders or prior to the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose without a meeting, as the record date for the determination of stockholders entitled to notice of and to vote at such a meeting or whose consent or dissent is required or may be expressed for any purpose, as the case may be, shall be determined, and all persons who were holders of record of voting stock on the date so fixed and no others shall be entitled to notice of and to vote at such meeting or to express their consent or dissent, as the case may be.

2. Determination of Stockholders of Record for Other Purposes. The Board of Directors may fix a date, which shall not be more than 60 days, nor fewer than 10 days preceding the date fixed for the payment of any dividend or for the making of any distribution or for the delivery of evidences of rights or evidences of interests arising out of any change, conversion or exchange of capital stock, as the record date for the determination of the stockholders entitled to receive any such dividend, distribution, rights or interests, and in such case only stockholders of record on the date so fixed shall be entitled to receive such dividend, distribution, rights or interests.

ARTICLE III

BOARD OF DIRECTORS

1. Number, Classification, Election and Qualifications. The affairs of the Company shall be managed by a Board of Directors consisting of not fewer than three nor more than eighteen members. The number of directors shall be determined from time to time by resolution of a majority of the entire Board of Directors then in office, provided that no decrease in the number of directors shall shorten the term of any incumbent director. For the purpose of election of directors only, and not for any other purpose, the directors shall be divided into two classes, the holders of Class A Common Stock are entitled to elect 30% of the Board of Directors proposed to be elected at any meeting of stockholders held for that purpose (or the nearest larger whole number if such percentage is not a whole number), to be designated the Class A directors, and the holders of Class B Common Stock are entitled to elect the balance of the Board of Directors proposed to be elected at any such meeting, to be designated the Class B directors. The directors shall, except as provided in Section 2 of this Article III, be elected by the classes of shares entitled to elect them, by ballot at each annual meeting of stockholders, and shall hold office until the next annual meeting of stockholders and until their successors shall be elected and qualified. All directors must be at least eighteen years of age and at least one shall be a citizen of the United States and a resident of New York State.

2. Vacancies. Any vacancy in the Board of Directors, whether caused by resignation, death, increase in the number of directors, disqualification or otherwise, may be filled by a majority of the directors in office after the vacancy has occurred, although less than a quorum. A director so elected shall hold office for the unexpired term in respect of which such vacancy occurred.

3. Regular Meetings. A regular meeting of the Board shall be held in each year immediately following the Annual Meeting of Stockholders or, if such meeting be adjourned, the final adjournment thereof at the same place as such meeting of stockholders. No notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting. Other regular meetings of the Board may be held at such time and place, either within or without the State of New York, as shall from time to time be determined by a resolution of the Board. Any business may be transacted at any regular meeting at which a quorum is present.

4. Special Meetings. A special meeting of the Board of Directors may be held at the time fixed by resolution of the Board or upon call of the Chairman of the Board, the President or any two directors and may be held at any place within or without the State of New York. Except as otherwise provided by law, by the Certificate of Incorporation, by other certificate filed pursuant to law or by these By-laws, notice of the time and place of any special meeting of the Board shall be given by the Secretary or other person designated by him to perform this duty by giving the same personally or by telegram, facsimile transmission or comparable means to each director at his address as the same shall appear on the books of the Company at least twenty-four hours prior to such meeting or by mailing a copy of such notice, postage prepaid, to each director at such address at least three days prior to such meeting; provided, however, that no notice need be given to any director if waived by him either before or after the meeting or if he shall be present at such meeting, and any meeting of the Board may be held at any time without notice if all the directors then in office shall be present thereat.

Any such notice shall also state the items of business that are expected to come before the meeting, and the items of business transacted at any special meeting of the Board shall be limited to those stated in such notice, unless all the directors are present at the meeting, or all those absent consent in writing, either before or after the meeting, to the transaction of an item or items of business not stated in such notice.

5. Quorum. At all meetings of the Board, the presence of at least one-third of the directors in office shall be necessary and sufficient to constitute a quorum for the transaction of business, and, except as otherwise required by law, by the Certificate of Incorporation, by other certificate filed pursuant to law or by these By-laws, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be necessary for the adoption of any business or resolution that may come before the meeting; provided, however, that, in the absence of a quorum, a majority of the directors present or any director solely present may adjourn any meeting from time to time until a quorum is present. No notice of any adjournment to a later hour on the date originally designated for the holding of a meeting need be given, but immediate notice by telegram, facsimile transmission or comparable means shall be given by the Secretary or other person designated by him to perform this duty to all directors of any adjournment to any subsequent date, and such notice shall be deemed sufficient, though less than the notice required by Section 3 if such meeting be an adjourned regular meeting of the Board, or by Section 4 if such meeting be an adjourned special meeting of the Board.

6. Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of three or more of the directors, which, to the extent provided in said resolution or resolutions, shall have and may exercise powers of the Board of Directors in the management of the business and affairs of the Company and may have power to authorize the seal of the Company to be affixed to all papers that may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. All committees so appointed shall keep regular minutes of the business transacted at their meetings.

7. Salaries. Directors, as such, shall not receive any stated salary for their services, provided that, by resolution of the Board, the Board of Directors shall have authority to fix the compensation of directors and provide for the reimbursement of expenses of attending meetings; provided further that nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of committees may be allowed such compensation as may be fixed from time to time by the Board for attending committee meetings and reimbursement of expenses of attendance.

8. Resignation. Any director may, at any time, resign, such resignation to take effect upon receipt of written notice thereof by the President or the Secretary, unless otherwise stated in the resignation.

9. Telephonic Meetings. One or more directors may participate in a meeting of the Board of Directors, or a committee designated pursuant to Section 6 of this Article III, by a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other. Participation in a meeting pursuant to this provision shall constitute actual attendance at such meeting.

ARTICLE IV

OFFICERS

1. Appointment. The Board of Directors may appoint from their number a Chairman of the Board and a Vice Chairman of the Board. The Board of Directors shall appoint a President, a Secretary and a Treasurer and may also appoint one or more Vice Presidents, none of whom need be members of the Board, and may from time to time appoint such other officers as they may deem proper. The Chairman, President or Vice Chairman may appoint one or more Vice Presidents, the Secretary, the Treasurer, or any Assistant Secretary or Assistant Treasurer. Any two of the aforesaid offices, except those of President and Vice President, or President and Secretary, may be filled by the same person. The compensation of all officers of the Company shall be fixed by the Board (or its delegatees).

2. Term of Office. The officers of the Company shall hold office at the pleasure of the Board of Directors. Any officer may be removed from office at any time, for or without cause, by the affirmative vote of a majority of the whole Board of Directors. Any officer may resign his office at any time, such resignation to take effect upon receipt of written notice thereof by the Company, unless otherwise stated in the resignation. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or, in the case of any Vice President, the Secretary or the Treasurer, or any Assistant Secretary or Assistant Treasurer, the vacancy may be filled by any two of the Chairman, President or Vice Chairman.

3. The Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and all meetings of the stockholders. He shall have final authority, subject to the control of the Board of Directors, over the general policy and business of the Company, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors.

4. The Vice Chairman of the Board. The Vice Chairman of the Board shall have such powers and duties as may from time to time be prescribed by the Board of Directors or by the Chairman of the Board. In the absence or inability to act of the Chairman of the Board, the Vice Chairman of the Board shall preside at all meetings of the Board of Directors and all meetings of the stockholders.

5. The President. The President shall be the chief executive officer of the Company and as such shall have the general control and management of the business and affairs of the Company subject, however, to the control of the Chairman of the Board. The President shall have the power, subject to the control of the Chairman of the Board, to appoint or discharge and to prescribe the duties and to fix the compensation of such agents and employees of the Company as he may deem necessary. He shall have, as does the Chairman of the Board, the authority to make and sign bonds, mortgages and other contracts and agreements in the name and on behalf of the Company, except when the Board of Directors by resolution instructs the same to be done by some other officer or agent. He shall see that all orders and resolutions of the Board of Directors are carried into effect and shall perform all other duties necessary to his office or properly required of him by the Board of Directors subject, however, to the right of the directors to delegate any specific powers, except such as may by statute be exclusively conferred upon the President, to any other officer or officers of the Company. In the absence or inability to act of the Chairman of the Board, the President shall have the duties prescribed for the Chairman of the Board subject, however, to Section 4 of this Article IV.

6. Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him from time to time by the Chairman of the Board or the President.

7. The Secretary. The Secretary shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President. He shall keep in safe custody the seal of the Company and shall see that it is affixed to all documents, the execution of which, on behalf of the Company, under its seal, is necessary or proper, and, when so affixed, may attest the same.

8. The Treasurer. The Treasurer shall, if required by the Board of Directors, give a bond for the faithful discharge of his duties in such amount and with such surety or sureties as the Board of Directors may determine; the cost of any such bond, and any expenses incurred in connection therewith, shall be borne by the Company. He shall have the custody of the corporate funds and securities, except as otherwise provided by the Board, and shall cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Company.

9. Duties of Officers May Be Delegated. In the case of the absence of any officer, or for any other reason that the Board may deem sufficient, the President or the Board may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V

STOCK CERTIFICATES

1. Issuance of Stock Certificates. The Capital Stock of the Company shall be represented by certificates or shall be uncertificated shares. Certificates shall be signed by the Chairman or Vice Chairman of the Board of Directors or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company and may be sealed with the seal of the Company. Such seal may be a facsimile, engraved or printed, and, where any such certificate is signed by a transfer agent registered by a registrar other than the Company or an employee of the Company or the shares represented by such certificate are listed on a national security exchange, the signatures of any officers appearing thereon may be facsimiles, engraved or printed.

2. Lost Stock Certificates. The Board of Directors may by resolution adopt, from time to time, such regulations concerning the issue of any new or duplicate certificates for lost, stolen or destroyed stock certificates of the Company as shall not be inconsistent with the provisions of the laws of the State of New York as presently in effect or as they may hereafter be amended.

3. Transfers of Stock. Transfers of stock shall be made only on the stock transfer books of the Company, and, except in the case of any such certificate that has been lost, stolen or destroyed, in which case the resolutions of the Board then in effect respecting lost, stolen or destroyed stock certificates shall be complied with, such transfer shall only be made upon surrender to the Company of a certificate for shares for cancellation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer. Upon the issue of a new certificate to the person entitled thereto, the Company shall cancel the old certificate and record the transaction upon its books.

4. Regulations. Except to the extent that the exercise of such power shall be prohibited or circumscribed by these By-laws, by the Certificate of Incorporation, or other certificate filed pursuant to law, or by statute, the Board of Directors shall have power to make such rules and regulations concerning the issuance, registration, transfer and cancellation of stock certificates as it shall deem appropriate.

ARTICLE VI

SEAL

The seal of the Company shall be circular in form, shall bear the legend: “The New York Times Company—1851 Inc. 1896” and shall contain in the center the Roman letter T.

ARTICLE VII

CHECKS

All checks or demands for money and notes of the Company shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

ARTICLE VIII

BOOKS OF ACCOUNT AND STOCK BOOK

The Company shall keep at its principal office correct books of account of all its business and transactions. A book to be known as the stock book, containing the names, alphabetically arranged, of all persons who are stockholders of the Company, showing their addresses, the number and class of shares of stock held by them respectively and the times when they respectively became the owners thereof, shall be kept at the principal office of the Company or its transfer agent.

ARTICLE IX

FISCAL YEAR

The fiscal year of the Company shall be the calendar year unless otherwise provided by the Board of Directors.

ARTICLE X

VOTING SECURITIES

Unless otherwise ordered by the Board of Directors, the Chairman, the President or the Vice Chairman, or, in the event of their absence or inability to act, the Vice Presidents, in order of seniority or priority established by the Board or by the President, unless and until the Board shall otherwise direct, shall have full power and authority on behalf of the Company to attend and to act and to vote, or to execute in the name and on behalf of the Company a proxy authorizing an agent or attorney-in-fact for the Company to attend and to act and to vote at any meetings of security holders of corporations in which the Company may hold securities, and at such meetings he or his duly authorized agent or attorney-in-fact shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Company might have possessed and exercised, if present. The Board of Directors by resolution from time to time may confer like powers upon any other person or persons.

ARTICLE XI

INDEMNIFICATION

1. Directors and Officers. The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or any other entity, which any director or officer of the Company is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that such person or such person’s testator or intestate is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other entity in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorneys’ fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

2. Nonexclusivity. Nothing contained in this Article XI shall limit the right to indemnification and advancement of expenses to which any person would be entitled by law in the absence of this Article, or shall be deemed exclusive of any other rights to which such person seeking indemnification or advancement of expenses may have or hereafter may be entitled under law, any provision of the Certificate of Incorporation, or By-laws, any agreement approved by the Board of Directors, or a resolution of stockholders or directors; and the adoption of any such resolution or entering into of any such agreement approved by the Board of Directors is hereby authorized.

3. Continuity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall (i) apply with respect to acts or omissions occurring prior to the adoption of this Article XI to the fullest extent permitted by law and (ii) survive the full or partial repeal or restrictive amendment hereof with respect to events occurring prior thereto.

ARTICLE XII

INTEREST OF DIRECTORS AND OFFICERS IN CONTRACTS WITH THE COMPANY

A director or officer of the Company shall not be disqualified by his office from dealing or contracting with the Company either as a vendor, purchaser or otherwise, nor shall any transaction or contract of the Company be void or voidable by reason of the fact that any director or officer or any firm of which any director or officer is a member or any corporation or other entity of which any director or officer is a shareholder, officer or director or has a substantial interest in, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (1) by a vote of a majority of a quorum of the Board of Directors, without counting in such majority any director so interested or member of a firm so interested, or a shareholder, officer or director or holder of substantial interest of a corporation so interested, or, if the disinterested directors are less than a majority of the directors present at such meeting, by unanimous vote of the disinterested directors and, in each case, the common or interested directors may be counted in determining the presence of a quorum at such meeting, or (2) by the written consent, or by the vote at any stockholders’ meeting of the holders of record of a majority of all the outstanding shares of stock of the Company entitled to vote on such transaction or contract; nor shall any director or officer be liable to account to the Company for any profits realized by or from or through any such transaction or contract of the Company authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a shareholder, officer or director, was interested in such transaction or contract. Nothing herein contained shall create liability in the events above described or prevent the authorization, ratification or approval of such transactions or contracts in any other manner permitted by law.

ARTICLE XIII

NOTICES

Whenever, under the provisions of these By-laws, notice is required to be given to any director, officer or stockholder, it shall not be construed to mean personal notice, but unless otherwise expressly stated in these By-laws, such notice may be written or electronic. If mailed, such notice shall be given by depositing the same, with postage pre-paid, in a post office or official depositary under the exclusive care and custody of the United States Postal Service, addressed to such stockholder, officer or director, at such address as appears on the books of the Company, and such notice shall be deemed to have been given at the time when the same was thus mailed. If transmitted electronically, such notice shall be directed to the stockholder’s electronic mail address as supplied by the director, officer or stockholder.

ARTICLE XIV

AMENDMENT

These By-laws may be amended, altered, changed, added to or repealed by a majority vote of all the Class B Common Stock issued and outstanding and entitled to vote at any annual or special meeting of the stockholders, provided that such amendments are not inconsistent with any provisions of the Company’s Certificate of Incorporation.

The Board of Directors, at any regular or at any special meeting, by a majority vote of the whole Board, may amend, alter, change, add to or repeal these By-laws, provided that such amendments are not inconsistent with any provisions of the Company’s Certificate of Incorporation, and provided further that, if any By-law regulating an impending election of directors is adopted or amended or repealed by the Board, there shall be set forth in the notice of the next stockholders meeting for the election of directors the By-laws so adopted or amended or repealed, together with a concise statement of the changes made.